Exhibit 99.1

December 8, 2004

Chesapeake Corporation Announces

Completion of Offering of Senior Subordinated Notes

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced it has completed its previously announced public offering of euro 100 million principal amount of 7% Senior Subordinated Notes due 2014. Chesapeake expects the net proceeds from the sale of these notes, after deducting discounts, commissions and estimated expenses, to be approximately $130.9 million (assuming an exchange rate of euro 1 to $1.342, the exchange rate in effect on December 7, 2004). The notes were offered to the public at par. The offering has been made pursuant to Chesapeake's effective shelf registration statement filed with the Securities and Exchange Commission.

Chesapeake intends to use the net proceeds from the sale of these notes to retire all of its outstanding $85.0 million aggregate principal amount of 7.20% notes due March 15, 2005, pursuant to a previously announced tender offer and consent solicitation, to repay outstanding borrowings under its senior credit facility and to pay related fees, expenses and premiums. Any excess net proceeds will be used to make open-market purchases of its other debt securities and for general corporate purposes.

Citigroup Global Markets Limited and Banc of America Securities Limited acted as joint book-running managers for the offering. Chesapeake is represented by Hunton & Williams LLP and the underwriters are represented by Shearman & Sterling LLP.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, the securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of that jurisdiction.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.